Exhibit 10.3

Distributor Agreement

This Agreement is made and entered into this 15 day of November, 2010 by and between Redtide Defense Group, Inc., a Florida corporation with offices at 2655 Ulmerton Road  Suite 123, Clearwater, Florida 33762, (hereinafter called "Company") and Bryce Holdings, LLC (hereinafter called "Distributor"), with offices at 27886 Via de Costa, San Juan Capistrano, CA 92675.

The parties hereto agree as follows:

I. ASSOCIATION

Distributor shall act as distributor of Company's UAV’S as described in attached Exhibit A ("Products") throughout the State of California (the "Territory").  Any other areas can be added per Distributors written request and approved in writing by Company.

II. DUTIES

1.	Distributor agrees to actively and diligently promote the sale of the Products in the Territory during the Term hereof. Company shall refer to Distributor, inquiries for Products in the Territory.

2.	Distributor agrees to promote in the Territory, the Company's names and the Products during the Term hereof. Distributor agrees to notify Company of any leads of interest granted for any products.

III. ASSISTANCE BY COMPANY

Company agrees to furnish Distributor with reasonable quantities of Company's catalogs, manuals, advertising literature and other sales aids that may be available by Company. Any such sales aids provided shall be in English. Company further agrees to provide Distributor with reasonable home office support and technical assistance upon terms and conditions to be agreed upon from time to time. Company accepts that Distributor can translate these materials to another language in order to present them to the potential clients in the Territory. Distributor will provide Company with a copy of any translated materials.

IV. INTELLECTUAL PROPERTY RIGHTS

Distributor shall not use Company's trade names and/or trademarks without the prior, express written consent of Company. Under no circumstances shall Distributor, at any time, use Company's trade names, trademarks or other proprietary information as part of Distributor's corporate or trade name. Upon termination of this Agreement, Distributor shall remove all references to Company from its letterheads, advertising literature and places of business, Web sites and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between the parties.

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V. SALES FORCE

Distributor shall maintain a competent and experienced sales agents sufficient to adequately serve the Territory.

VI. CUSTOMER SERVICING

Distributor agrees to notify Company if it opens any new offices or branches or closes or ceases to operate through one of its offices or branches.

VII. ORDERS/ACCEPTANCE/PRICE AND TERMS

1.
All orders from Distributor are subject to approval and final acceptance by Company.Many of our products are subject to ITAR  Price lists to Distributor shall be as set forth in Exhibit B (as revised from time to time by Company in its sole discretion) in effect on date of shipment. For nonstandard Products which are sold to Distributor for resale, the price shall be as quoted to Distributor at time of inquiry, provided that the inquiry is within thirty (30) calendar days of order entry.

2.
Payment to Company by Distributor shall be in United States currency unless another arrangement is previously approved in writing by Company. 3. Distributor may submit orders that are directly from the end user to the Company.

VIII. WARRANTY AND FORCE MAJEURE

1.
Company warrants that all Products delivered hereunder shall be of Company's standard quality. COMPANY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED: THERE ARE NO IMPLIED WARRANTIES INCLUDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  (NOTE: The planes and accessories have a one year factory warranty against manufacturing defects not to include acts of God or misuse; this is only for the functioning of the equipment and does not imply that the unit may or may not be used properly for such and such use, that it can detect such and such a thing or anything regarding its operation.)

2.
Company shall not be liable for damages resulting from delays in shipment or inability to ship due to normal production and shipment delays or those resulting from acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, plant shutdown or equipment failure, voluntary or involuntary compliances with any law, order, rule or regulation of governmental agency or authority; or inability to obtainmaterial (including power and fuel), equipment or transportation, or arising from any other contingency, circumstances or event beyond the control of the Company.

IX. LIMITATION OF LIABILITY

No claims of any kind, whether as to materials delivered or for non-delivery of materials from Company, and whether arising in tort or contract, shall be greater in amount than the purchase price of the products in respect of which such damages are claimed; and the failure to give notice of the claim to Company where the order was placed within sixty (60) calendar days from the date fixed for delivery shall constitute a waiver by Distributor of all claims in respect of such Products. In no event shall Company be liable for special, indirect or consequential damages. Any claim with respect to defective Products or breach of warranty must be promptly made and shall apply to Products properly used, stored, applied and maintained.

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X. RELATIONSHIP BETWEEN COMPANY AND DISTRIBUTOR

Distributor is not an agent, employee or legal representative of Company, but an independent contractor. Distributor does not have any authority to assume or create any obligation or responsibility on behalf of Company or bind Company in any manner whatsoever. The relationship between Company and Distributor is that of vendor and vendee. Distributor further agrees to defend, indemnify and hold Company harmless from and against any and all claims of third parties that would not have arisen but for an act or omission by Distribution that is contrary to the above-acknowledged relationship or any other term hereof.

XI. TERM/CANCELLATION

1.
This Agreement shall become effective as of the date hereof upon execution by an officer or other authorized representative of the Company in the United States and by an authorized representative of Distributor and shall remain in effect for 5 years and thereafter, unless previously terminated by either party for any other reason upon not less than thirty (30) calendar days prior written notice to the other party.

2.	Without limitation, the following events shall constitute grounds for termination by Company:

(a)
if Distributor shall file or have filed against it a petition in bankruptcy or insolvency or if Distributor shall make an assignment for benefit of its creditors of if Distributor's viability as a going concern should, in Company's judgment, become impaired;

(b)	if Distributor fails to provide and maintain a proper and sufficient sales force;

(c)	if Distributor degrades and places in bad repute the name and reputation of Company expressly or by virtue of its methods of handling and/or promoting the Products;

(d)	if Distributor fails to meet any other of its obligations hereunder; or

(e)	if Distributor fails to meet minimum purchase goals, as defined in Exhibit C.

3.
Except as may be otherwise determined pursuant to the laws of the jurisdiction where Distributor has its principle office, Company shall have no liability to Distributor by any reason of any termination or cancellation of this Agreement by Company, including without limitation, liability for direct or indirect damages on account of loss of income arising from anticipated sales, compensation, or for expenditures, investments, leases or other commitments or for loss of goodwill or business opportunity or otherwise.

4.
Upon termination by either Company or Distributor, Company shall have the option of buying back from Distributor any new unsold Products purchased from Company, at the prices charged to Distributor, less Company's then applicable restocking charge, if any, and less any additional expenses incurred by Company arising out of termination by Distributor

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XII. NONDISCLOSURE

All information transferred or otherwise revealed to Distributor by Company under this Agreement, including but not limited to, engineering information, manufacturing information, technology, know-how and price books or lists, will at all times remain Company's property. Distributor shall at all times hold such information confidential and shall not disclose any such information if not otherwise within the public domain. Upon any termination of this Agreement or as Company directs from time to time, Distributor shall promptly return all such information to Company, together with any copies or reproductions thereof. Distributor's obligations under this section shall survive any termination of the Agreement.

XIII. CERTAIN PRACTICES

Distributor acknowledges that certain laws of the United States applicable to the Company, but which may not be applicable to Distributor, impose fines or penalties on Company in the event Company makes payments to foreign government officials for the purpose of influencing those officials in making a business decision favorable to Company. In addition, Company and Distributor may be subject to similar laws or requirements of the country of destination of the Products. Distributor agrees upon reasonable request by Company to give Company reasonable written assurance that the Distributor has done nothing to cause liability to Company under the above-mentioned laws.

XIV. EXPORT

Technical data disclosed hereunder are or may be subject to the U.S. Department of Commerce Export Administration Regulations (EAR) or the International Traffic in Arms Regulations (ITAR). Accordingly, the receiving party shall not transfer these product(s) or technical data received under this Agreement to any foreign person, country, foreign subsidiary or parent corporation, without specific written authorization from the disclosing party and pursuant to obtaining an appropriate U.S. Government agency export license. Further, the receiving party does assure the disclosing party it will not disclose technical data received hereunder to any employee, consultant or subcontractor employee not holding United States citizenship or granted admission or permanent residence in the United States under the Immigration and Nationality Act, as amended (8 USC 1101 et seq.).

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XV. FOREIGN CORRUPT PRACTICES ACT

BUSINESS PRACTICES

A.
In the performance of their obligations under this Agreement, Distributor shall comply strictly with all laws, regulations, orders and policies having the force of law, of California  and where applicable, all laws, regulations, orders and policies having the force of law of any other jurisdiction, including without limitation, the United States of America.

B.
In furtherance of the Distributor's obligations hereunder, the Distributor represents, warrants and agrees that, in connection with the performance of its duties hereunder, it shall not make any payments, in money or any other item of value or make any offers or promises to pay any money or any other item of value to (a) any government official, (b) any foreign political party, (c) any candidate for foreign political officer or (d) any other person or entity, with the knowledge that such payment, offer or promise to pay will be made to any government official for the purpose of influencing such government official to make one or more business decisions favorable to Principal, Distributor, or both.

C.
Distributor further represents that no government official is a principal, owner, officer, employee or agent of any entity in which Distributor has an interest, and no government official has any material financial interest in the business of the Distributor.

D.
In the event of any breach by Distributor of any of its representations, warranties or covenants contained in this Article, Principal may, in its sole discretion in addition to any other remedy provided herein or otherwise provided by law, immediately terminate this Agreement without notice or indemnity and in such event, Distributor shall forever forfeit all rights to all fees and commissions which shall accrue and/or have been earned but which have not been paid as of the date of such termination.

XVI. INDEMNIFICATION

Notwithstanding the provisions set forth above in Article XIII, Distributor shall indemnify and hold harmless Principal against and from any claim,, loss, damage or expense (including attorneys' fees and disbursements) (a) arising from any breach by Distributor of any representation, warranty, covenant or other obligation of Distributor under Article XIV of this Agreement, (b) resulting from any unlawful act committed by Distributor or any agent of Distributor thereof, or (c) which Principal may sustain by reason of any act, omission or misrepresentation of Distributor or Supervisor or any agent thereof.

XVII. NOTICES

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been served or delivered

1.	when personally served or delivered to one party by the serving or delivering party; or

2.	when deposited in the mail, postage prepaid by the serving or delivering party addressed to the other party as follows:

If to Distributor:	If to Company:

Bryce Holdings, LLC	Redtide Defense Group, Inc.
27886 Via de Costa	2655 Ulmerton Road Suite 123
San Juan Capistrano, Ca 92675	Clearwater, Florida 33762
Attn: James Moldenhaver	Attn: Edwin Salmon

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XVIII. VARIOUS

This Agreement constitutes the entire and only agreement between the Company and Distributor with respect to its subject matter and there are no understandings or representations of any kind, express, implied, oral, written, statutory or otherwise, not expressly set forth herein. No alteration or modification of this Agreement shall be binding unless in writing and signed by the party to be bound thereby.

1.	This Agreement is not assignable in whole or in part by either party without express written consent of the other.

2.
If Distributor consists of either two or more individuals or partners, each shall execute this Agreement on behalf of Distributor and each individual signing shall be jointly and severally liable to Company with respect to the obligations of Distributor under this Agreement.

3.	This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the official language of this Agreement for all purposes shall be English.

DISTRIBUTOR:	COMPANY

/s/ James Moldenhaver	Edwin B. Salmon
By: James Moldenhaver	By: Edwin B. Salmon
Title:President	Title CEO

Date: 11-15-2010	Date: 11-15-2010

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Exhibit A

Product Line:

All products manufactured and/or distributed by Redtide which include but not limited to the following:

Minuteman Unmanned Aerial Vehicle System.
Borderguard Unmanned Aerial Vehicle System
Scout Unmanned Aerial Vehicle System

All payloads used on systems.
Ground Control Stations
Autopilots, etc.
Support Systems
Training

Territory:
State of California

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Exhibit B

Price lists to Distributor

Standard price list will be provided or quoted on request.

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Exhibit C

Conditions for Distributorship

Meet the sales quota as established by the Company: of

One Million US Dollars net per year exclusive of any sales fees.

Distributor will be paid Ten Percent (10%) of the Net Sales US Dollars that are collected by Company on sales produced by Distributor from its assigned Territory. Payment will be made within 3 day of receipt of unencumbered funds in our US Bank.

Net Sales US Dollars is defined as exclusive of any amount of export, import, Bonds, etc., charges that may arise for each sale.

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